EXHIBIT 3.3

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

STANDARD PREMIUM FINANCE HOLDINGS, INC.

(Document  Number Pl6000041522)

*     *     *

Pursuant to the provisions of Section 507.1006 of the Florida Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the Corporation is Standard Premium Finance Holdings, Inc. SECOND: The number of authorized shares of the Corporation's Series A

Convertible Preferred Stock, $.001 par value, is hereby increased to 600,000 shares.

THIRD:

Section 4(a)(i)(a) of the Articles of Amendment filed with the Florida Division of Corporations on May 31, 2016 is hereby amended to read as follows:

(i)(a) Optional Conversion with Shareholder Consent Prior to Public Equity Event. Prior to a Public Equity Event as defined in Section 4(a)(i)(b) the Corporation shall only have the right to convert any outstanding shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock with the written approval of the holders of the Series A Preferred Stock to be so converted.

FOURTH: Section 4(a)(i)(b) of the Articles of Amendment filed with the Florida Division of Corporations on May 31, 2016 is hereby amended to read as follows:

(b) Optional Conversion After Public Equity Event. After the Common Stock of the Corporation has been sold in an underwritten public offering or is registered under Section 12 (b) or 12(g) of the Securities Exchange Act of 1934 and is regularly traded the NASDAQ Stock Market or New York Stock Exchange or is regularly quoted and traded on the over-the-counter market, the Corporation shall have the right to convert, from time to time, and without payment of additional consideration, any or all of the outstanding shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock at a conversion price equal to eighty (80%) percent of the average of the closing of bid prices over the last twenty (20) Trading Days as reported by the principal U.S. registered securities exchange on which the Common Stock is so listed or quoted, or, if no closing bid price is reported, the last reported sale price on the principal U.S. registered securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. registered securities exchange, the last quoted closing bid price for the

Common Stock in the U.S. over-the-counter market or, if the bid price is not available, the last reported sale price of the Common Stock in the U.S. over-the counter market. "Trading Day" means a day during which the trading of securities generally occurs on the principal U.S. registered securities exchange on which the Common Stock is then listed or if the Common Stock is not then listed or quoted on an U.S. registered securities exchange, on the U.S. over-the-counter market on which the Common Stock is then quoted. Notwithstanding the foregoing the conversion price under this sub-section shall not be less than 50% of the Conversion Price applicable under sub-section 4(a)(i)(a) at the time of conversion.

This amendment was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of May 15, 2017.

STANDARD PREMIUM FINANCE HOLDINGS, INC.